Exhibit 10.34

FRESH TRACKS THERAPEUTICS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose of the Plan. The purpose of this Fresh Tracks Therapeutics, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Fresh Tracks Therapeutics, Inc. (the “Company”) and its participating subsidiaries with a convenient means of purchasing shares of Company common stock from time to time at a discount to market prices through the use of payroll deductions. The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Code § 423. Accordingly, the Plan will be construed so as to extend and limit Plan participation in any Offering subject to Code § 423 in a uniform and nondiscriminatory basis consistent with the requirements of Code § 423.
2.    Definitions. The terms defined in this section are used (and capitalized) elsewhere in this Plan.
2.1.    “Affiliate” means each domestic or foreign entity that is a “parent corporation” or “subsidiary corporation” of the Company, as defined in Code §§ 424(e) and 424(f) or any successor provisions.
2.2.    “Board” means the Board of Directors of the Company.
2.3.    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.
2.4.    “Committee” means the Compensation Committee of the Board (or such successor committee responsible for executive compensation matters).
2.5.    “Common Stock” means the common stock, par value $0.01 per share, of the Company.
2.6. “Company” means Fresh Tracks Therapeutics, Inc., a Delaware corporation, or any successor corporation.
2.7.    “Corporate Transaction” means (i) a merger, consolidation or other reorganization of the Company with or into another corporation, or (ii) the sale of all or substantially all of the assets of the Company.
2.8.    “Designated Affiliate” means any Affiliate which has been expressly designated by the Committee as a corporation whose Eligible Employees may participate in the Plan.
2.9.    “Eligible Compensation” shall be defined from time to time by the Committee in its sole discretion with respect to any Offering and Purchase Period. Except as otherwise defined by the Committee from time to time in its sole discretion, (i) Eligible Compensation means the base salary amount paid by the Company or any Designated Affiliate to a Participant in accordance with the Participant’s terms of employment, (ii) Eligible Compensation includes contributions made by the Participant by payroll deduction to any qualified cash or deferred arrangement that forms part of a plan maintained by the Company or an Affiliate (while it is an Affiliate), or to a cafeteria plan maintained by the Company or an Affiliate (while it is an Affiliate), or under any qualified transportation fringe benefit plan, and (iii) Eligible Compensation shall not include any commissions, overtime earnings, bonuses, employer contributions to a 401(k) or other retirement plan, amounts deferred to a non-qualified deferred compensation plan, any expense reimbursements or allowances, vacation pay in lieu of time off, coverage provided or amounts paid under any welfare benefit plan (unless provided above), amounts paid by an insurance company, amounts paid in a form other than cash and other fringe benefits, or any income (whether paid in Shares or cash) realized by the Participant as a result of participation in any equity-based compensation plan of the Company or an Affiliate.
2.10.    “Eligible Employee” means any employee of the Company or a Designated Affiliate, except for any employee who, immediately after a right to purchase is granted under the Plan, would be deemed, for purposes of Code § 423(b)(3), to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate. Notwithstanding the foregoing, with respect to any Offering, the Committee may provide for the exclusion of certain employees within the limitations described in Treasury Regulations §1.423-2(e)(1), (2) and (3).
2.11.    “Enrollment Period” means the period of time prior to a Purchase Period during which Eligible Employees may elect to participate in the Plan as determined by the Committee for an Offering.
2.12.    “Fair Market Value” of a Share of Common Stock as of any date means the closing sale price for a Share on the principal securities market on which the Shares trade on said date.
2.13.    “Offering” means the right provided to Participants to purchase Shares under the Plan with respect to a Purchase Period.
2.14.    “Offering Date” means the first Trading Day of a Purchase Period.
2.15.    “Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4 and whose participation has not ended pursuant to Section 8.1 or Section 9.
2.16.    “Plan” means this Fresh Tracks Therapeutics, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.
2.17.    “Purchase Date” means the last Trading Day of a Purchase Period.

2.18.    “Purchase Period” means a period of time during which offers to purchase Common Stock are outstanding under the Plan. The Committee shall determine the length of each Purchase Period, which need not be uniform; provided that no Purchase Period shall exceed twenty-seven (27) months in length. A Purchase Period shall commence on such date as may be established by the Committee. Unless the Committee determines otherwise, the Purchase Period will be a period of six months beginning either (i) on January 1 of each calendar year and ending on the next June 30, or (ii) on July 1 in each calendar year and ending on the next December 31.
2.19.    “Recordkeeping Account” means the account maintained in the books and records of the Company (or its agent) recording the amount contributed to the Plan by each Participant through payroll deductions.
2.20.    “Shares” means shares of Common Stock.
2.21.    “Trading Day” means a day on which the national stock exchanges in the United States are open for trading.
3.    Shares Available. Subject to adjustment as provided in Section 14.1, the maximum number of Shares that may be sold by the Company to Eligible Employees under the Plan shall be 57,777 Shares. If the purchases by all Participants in an Offering would otherwise cause the aggregate number of Shares to be sold under the Plan to exceed the number specified in this Section 3, the Company shall make to each Participant in that Offering a pro rata allocation in a uniform and nondiscriminatory manner of the remaining number of Shares which may be sold under the Plan.
4.    Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an election form with the Company (or its agent) before the Offering Date for a Purchase Period that authorizes regular payroll deductions from Eligible Compensation beginning with the first payday in such Purchase Period and continuing until the Plan is terminated or the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.
5.    Amount of Common Stock Each Eligible Employee May Purchase.
5.1.    Purchase Amounts and Limitations. Subject to the provisions of this Plan, each Participant shall be offered the right to purchase on the Purchase Date the maximum number of whole Shares that can be purchased with the balance in the Participant’s Recordkeeping Account at the per Share price specified in Section 5.2. Notwithstanding the foregoing, no Participant shall be entitled to:
(a)    the right to purchase Shares under this Plan and all other employee stock purchase plans (within the meaning of Code § 423(b)), if any, of the Company and its Affiliates that accrues at a rate which in the aggregate exceeds $25,000 of Fair Market Value (determined on the Offering Date of a Purchase Period when the right is granted) for each calendar year in which such right is outstanding at any time; or

(b)    purchase Shares in excess of 80,000 Shares per Offering (or such other maximum Share limit as established by the Committee in its sole discretion), with such limit subject to adjustment from time to time as provided in Section 14.1.
5.2.    Purchase Price. Unless a different purchase price is established by the Committee for an Offering prior to the commencement of the applicable Purchase Period, the purchase price of each Share sold pursuant to this Plan will be the lesser of (i) 85% of the Fair Market Value of such Share on the Offering Date of the applicable Purchase Period, or (ii) 85% of the Fair Market Value of such Share on the Purchase Date (such lesser price, the “Purchase Price”). In no event shall the Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of such Share on the Offering Date of the applicable Purchase Period, or (ii) 85% of the Fair Market Value of such Share on the Purchase Date.
6.    Method of Participation.
6.1.    Notice and Date of Grant. The Company shall give notice to each Eligible Employee of the opportunity to purchase Shares pursuant to this Plan and the terms and conditions of such Offering. The Company contemplates that for tax purposes, the Offering Date for a Purchase Period will be considered the date of the grant of the right to purchase such Shares.
6.2.    Contribution Elections. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by completing an election with the Company (or its agent) in a manner approved by the Committee. An Eligible Employee may elect to have any whole percent of Eligible Compensation (that is, 1%, 2%, 3%, etc.) withheld as a payroll deduction, but not exceeding 10% per pay period (or such other maximum percentage as the Committee may establish from time to time prior to the commencement of an Offering). An election to participate in the Plan and to authorize payroll deductions as described herein must be made prior to the Offering Date of a Purchase Period in accordance with the rules set by the Committee for the Purchase Period, and shall be effective beginning with the first payday in the Purchase Period immediately following the filing of such election. Any election submitted shall remain in effect until the Plan is terminated or such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.
6.3    Additional Contributions. If specifically provided by the Committee in connection with an Offering (including for purposes of complying with applicable local law), in addition to or instead of making contributions by payroll deductions, a Participant may make additional contributions to his or her Recordkeeping Account through the payment by cash or check prior to a Purchase Date. A Participant may make such additional contributions into his or her Recordkeeping Account only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions, subject to the limitations set forth in Section 5.1.
6.4.    Offering Terms and Conditions. Each Offering shall consist of a single Purchase Period and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, consistent with the terms of the Plan. The Committee may provide for separate Offerings for different Designated Affiliates, and the terms and conditions of the separate Offerings, including the applicable Purchase Period, need not be consistent. Any Offering shall comply with the requirement of Code § 423 that all Participants shall have the same rights and privileges for such Offering. The terms and conditions of any Offering shall be incorporated by reference into the Plan and treated as part of the Plan.
7.    Recordkeeping Accounts.
7.1.    Crediting Payroll Deduction Contributions. The Company (or its agent) shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on or within a reasonable amount of time following each payday.

7.2.    No Interest Payable. No interest will be credited to a Participant’s Recordkeeping Account (unless required under local law).
7.3.    No Segregation of Accounts. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company and need not be segregated from other corporate funds (unless required under local law).
7.4.    Additional Contributions. A Participant may not make any separate cash payment into a Recordkeeping Account, except as may be permitted in accordance with Section 6.3, and any such additional contributions will be credited to the Recordkeeping Accounts within a reasonable amount of time following receipt by the Company.
8.    Right to Adjust Participation; Withdrawals from Recordkeeping Account.
8.1.    Withdrawal from Plan. A Participant may at any time withdraw from the Plan by complying with the rules set by the Committee. If a Participant withdraws from the Plan, the Company will pay to the Participant in cash the entire balance in such Participant’s Recordkeeping Account and no further deductions will be made from the Participant’s Eligible Compensation during such Purchase Period. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period, and any such reentry shall be through the enrollment process described in Section 6.2.
8.2.    Adjusting Level of Participation. A Participant may adjust his or her rate of payroll deduction contributions to the Plan as follows:
(a)    A Participant may, by written notice during an Enrollment Period, direct the Company to increase or decrease his or her rate of payroll deduction contributions, with such change to be effective as of the first day of the next Purchase Period.

(b)    A Participant may, by written notice that complies with the rules set by the Committee, direct the Company to decrease his or her rate of payroll deduction contributions during a Purchase Period to 0%, which shall be considered a suspension of contributions and shall become effective as soon as reasonably practicable. Any Participant who has decreased his or her rate of payroll deductions to 0% and does not increase such rate of payroll deductions from 0% to at least 1% in accordance with Section 8.2(a) during the next Enrollment Period will be withdrawn from the Plan effective as of the first day of that next Purchase Period.
8.3.    Submission of Notices. Notification of a Participant’s election to withdraw from the Plan as provided in Section 8.1 or to change his or her rate of payroll deductions as provided in Section 8.2 shall be made by completing an updated election or notice with the Company (or its agent) in a manner approved by the Committee. The Committee may promulgate rules regarding the time and manner for submitting any such updated election or notice, which may include a requirement that the election or notice be on file for a reasonable period before it will be effective.
8.4.    Adjustments by the Company. To the extent necessary to comply with Code § 423(b)(8) or Section 5.1, a Participant’s payroll deduction contributions to the Plan may be decreased by the Company to 0% at any time during a Purchase Period.
9.    Termination of Employment.
9.1.    Refund of Recordkeeping Account. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant’s Recordkeeping Account will be refunded in cash to the Participant within 30 days after the date of termination of employment. For purposes of the Plan, a Participant will not be deemed to have terminated employment while the Participant is on sick leave, military leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the Participant’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first day of such leave. Unless determined otherwise by the Committee in a manner that is permitted by, and in compliance with Code § 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Affiliate shall not be treated as a termination under the Plan.

9.2.    Designation of Beneficiary. If permitted by the Committee, a Participant may file a beneficiary designation for who is to receive the Participant’s Recordkeeping Account or Share subaccount, if any, following the death of a Participant. If no beneficiary is named, the beneficiary shall be the Participant’s spouse, or if none, the Participant’s estate. All beneficiary designations will be in such form and manner as the Committee may designate from time to time.

10.    Purchase of Shares.
10.1.    Number of Shares Purchased. As of each Purchase Date, the balance in each Participant’s Recordkeeping Account will be used to purchase the maximum number of whole Shares (subject to the limitations of Section 5.1) at the Purchase Price determined in accordance with Section 5.2, unless the Participant has filed an appropriate form with the Company in advance of that date to withdraw from the Plan in accordance with Section 8.1. Any amount remaining in a Participant’s Recordkeeping Account that represents the Purchase Price for any fractional share will be carried over in the Participant’s Recordkeeping Account to the next Purchase Period. Any amount remaining in a Participant’s Recordkeeping Account that represents the Purchase Price for any whole Shares that could not be purchased by reason of the limitations of Section 5.1 or under the circumstances described in Section 3 will be refunded to the Participant.
10.2.    Conversion of Foreign Currency. In circumstances where payroll deductions have been taken from a Participant’s Eligible Compensation in a currency other than United States dollars, Shares shall be purchased by converting the balance in the Participant’s Recordkeeping Account to United States dollars at the exchange rate in effect for payroll purposes for the month in which the Purchase Date occurs as determined by the Company’s finance department or at such other exchange rate determined by the Committee or its delegate for this purpose, and such dollar amount shall be used to purchase Shares as of the Purchase Date.
10.3.    Crediting of Shares. Promptly after the end of each Purchase Period, the number of Shares purchased by all Participants as of the applicable Purchase Date shall be issued and delivered to an agent selected by the Company. Delivery of the shares to the agent shall be effected by an appropriate book-entry in the stock register maintained by the Company’s transfer agent or delivery of a certificate. The agent will hold the Shares for the benefit of all Participants who have purchased Shares and will maintain a Share subaccount for each Participant reflecting the number of Shares credited to each Participant. Each Participant will be entitled to direct the voting by the agent of all Shares credited to such Participant’s Share subaccount, and the agent may reinvest any dividends paid on Shares credited to a Participant’s Share subaccount in additional Shares in accordance with such rules as the Committee may prescribe. Each Participant may also direct the agent to sell any or all of the Shares credited to the Participant’s Share subaccount and distribute the net proceeds of such sale to the Participant.
10.4    Withdrawal of Shares from Share Subaccount. Except for sales through the agent as provided in Section 10.3, a Participant may not withdraw Shares or otherwise transfer Shares from the Participant’s Share subaccount.
11.    Rights as a Shareholder. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to Shares offered for purchase under the Plan, including the right to vote or direct the voting or to receive any dividends that may be declared by the Company, until (i) the Participant actually has paid the Purchase Price for such Shares and (ii) such Shares have been issued and delivered, as provided in Section 10.3.

12.    Rights Not Transferable. A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, transfer or dispose of the same shall be void and without effect. The amounts credited to a Recordkeeping Account may not be sold, pledged, assigned, transferred or disposed of in any way, and any attempted sale, pledge, assignment, transfer or other disposition of such amounts will be void and without effect.

13.    Administration of the Plan.
13.1.    Authority of the Committee. This Plan shall be administered by the Committee. Subject to the express provisions of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:
(a)    Determine when each Purchase Period under this Plan shall occur, and the terms and conditions of each related Offering (which need not be identical);
(b)    Designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan;
(c)    Construe and interpret the Plan and establish, amend and revoke rules, regulations and procedures for the administration of the Plan. The Committee may, in the exercise of this power, correct any defect, omission or inconsistency in the Plan, in such manner and to the extent it may deem necessary, desirable or appropriate to make the Plan fully effective;
(d)    Exercise such powers and perform such acts as the Committee may deem necessary, desirable or appropriate to promote the best interests of the Company and its Designated Affiliates and to carry out the intent that the Offerings made under the Plan are treated as qualifying under Code § 423(b);
(e)    As more fully described in Section 18, to adopt such rules, procedures and sub-plans as may be necessary, desirable or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the United States by a non-U.S. Designated Affiliate, and to achieve tax, securities law and other compliance objectives in particular locations outside the United States; and
(f)    Adopt and amend, as the Committee deems appropriate, a Plan rule specifying that Shares purchased by a Participant during a Purchase Period may not be sold by the Participant for a specified period of time after the Purchase Date on which the Shares were purchased by the Participant, and establish such procedures as the Committee may deem necessary to implement such rule.

13.2.    Interpretations and Decisions by the Committee. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant and any Eligible Employee.
13.3.    Delegation by the Committee. Subject to the terms of the Plan and applicable law, the Committee may delegate ministerial duties associated with the administration of the Plan to such of the Company’s officers, employees or agents as the Committee may determine.
13.4.    Indemnification. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or a Designated Affiliate, members of the Board and Committee and any officers or employees of the Company or Designated Affiliate to whom authority to act for the Committee is delegated shall be indemnified by the Company from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan if such person has acted in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company.
14.    Changes in Capitalization and Corporate Transactions.
14.1.    Adjustments. In the event of any change in the Common Stock of the Company by reason of a stock dividend, stock split, reverse stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and the like, the Committee shall make such equitable adjustments as it deems appropriate in the aggregate number and class of Shares or other securities available under this Plan, the Share limitation referred to in Section 5.1(b) of the Plan, and the number, class and Purchase Price of Shares or other securities subject to purchase under any pending Offering.

14.2.    Corporate Transactions. In the event of a Corporate Transaction, each right to acquire Shares on any Purchase Date that is scheduled to occur after the date of the consummation of the Corporate Transaction may be continued or assumed or an equivalent right may be substituted by the surviving or successor corporation or a parent or subsidiary of such corporation. If such surviving or successor corporation or parent or subsidiary thereof refuses to continue, assume or substitute for such outstanding rights, then the Board may, in its discretion, either terminate the Plan or shorten the Purchase Period then in progress by setting a new Purchase Date for a specified date before the date of the consummation of the Corporate Transaction. Each Participant shall be notified in writing, prior to any new Purchase Date, that the Purchase Date for the existing Offering has been changed to the new Purchase Date and that the Participant’s right to acquire Shares will be exercised automatically on the new Purchase Date unless prior to such date the Participant’s employment has been terminated or the Participant has withdrawn from the Plan. In the event of a dissolution or liquidation of the Company, any Offering and Purchase Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board.
15.    Amendment or Suspension of Plan. The Committee, in its sole discretion, may at any time suspend this Plan or amend it in any respect, but no such amendment may, without shareholder approval, increase the number of shares reserved under this Plan, or effect any other change in the Plan that would require shareholder approval under applicable law or regulations or the rules of any securities exchange on which the Shares may then be listed, or to maintain compliance with Code § 423. No such amendment or suspension shall adversely affect the rights of Participants pursuant to Shares previously acquired under the Plan. During any suspension of the Plan, no new Offering or Purchase Period shall begin and no Eligible Employee shall be offered any new right to purchase Shares under the Plan or any opportunity to elect to participate in the Plan, and any existing payroll deduction authorizations shall be suspended, but any such right to purchase Shares previously granted for a Purchase Period that began prior to the Plan suspension shall remain subject to the other provisions of this Plan and the discretion of the Board and the Committee with respect thereto.
16.    Effective Date and Term of Plan. The Plan will become effective on the date it is approved by the shareholders of the Company, which approval must be within 12 months of the date the Plan is adopted by the Board. The Plan and all rights of Participants hereunder shall terminate (i) at any time, at the discretion of the Committee, or (ii) upon the completion of any Offering under which the limitation on the total number of Shares to be issued during the entire term of the Plan, as determined in accordance with Section 3, has been reached. Except as otherwise determined by the Board, upon termination of this Plan, the Company shall pay to each Participant cash in an amount equal to the entire remaining balance in such Participant’s Recordkeeping Account.
17.    Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the Shares reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the Shares purchasable on the Purchase Date applicable to such Shares. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange covering the Shares issuable under the Plan upon official notice of issuance.
18.    Rules for Foreign Jurisdictions. The Committee may adopt rules, procedures or subplans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, the definition of Eligible Compensation, withholding procedures and handling of stock certificates that vary with local requirements.

19.    Miscellaneous.
19.1.    Effect on Employment Status. This Plan shall not be deemed to constitute a contract of employment between the Company or any Designated Affiliate and any Participant, nor shall it interfere with the right of the Company (or any Affiliate) to terminate the employment of any Participant and treat him or her without regard to the effect that such treatment might have upon him or her under this Plan.
19.2.    Governing Law. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

19.3.    Electronic Documentation and Signatures. Any reference in the Plan to election or enrollment forms, notices, authorizations or any other document to be provided in writing shall include the provision of any such form, notice, authorization or document by electronic means, including through the Company’s intranet or with the Company’s agent, and any reference in the Plan to the signing of any document shall include the authentication of any such document provided in electronic form, in each case in accordance with procedures established by the Committee.
19.4.    Book-Entry and Electronic Transfer of Shares. Any reference in this Plan to the issuance or transfer of a stock certificate evidencing Shares shall be deemed to include, in the Committee’s discretion, the issuance or transfer of such Shares in book-entry or electronic form. Uncertificated Shares shall be deemed delivered for all purposes of this Plan when the Company or its agent shall have provided to the recipient of the Shares a notice of issuance or transfer by electronic mail (with proof of receipt) or by United States mail, and have recorded the issuance or transfer in its records.
19.5.    Registration of Share Accounts and Certificates. Any Share account contemplated by Section 10.3 and certificate to be issued to a Participant shall be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company or the agent.
19.6.    Code § 409A. The Plan is exempt from the application of Code § 409A and any ambiguities herein will be interpreted to so be exempt from Code § 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Code § 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code § 409A, the Committee may amend the terms of the Plan and/or of an outstanding Offering under the Plan, or take such other action as the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code § 409A, but only to the extent any such amendments or actions by the Committee would not violate Code § 409A. Notwithstanding the foregoing, the Company and the Committee shall have no liability to a Participant or any other party if the option to purchase Shares under the Plan that is intended to be exempt from or compliant with Code § 409A is not exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representations that the option to purchase Shares under the Plan is compliant with Code § 409A.
19.7.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.